Exhibit 99.1

August 14, 2015

Dear Limited Partner in Rancon Realty Fund IV:

Enclosed is the first distribution to Limited Partners as a part of the Plan of Liquidation for Rancon Realty Fund IV (“Rancon IV” or the “Fund”).

Your distribution Check (on green check stock) or your Payment Advice (printed in black ink and sent if your distribution is going to another account, such as an IRA, or a payee such as a bank or brokerage firm) accompanies this letter. This distribution represents approximately $376.03 per unit, and is paid from the cash available for distribution as a result of the sale of properties, to investors of record as of August 1, 2015.

We are following the procedures as outlined in the April 21, 2014, Consent Solicitation Statement for the dissolution of the Partnership and an orderly liquidation of its assets. In our endeavor to maximize the return to Limited Partners from the proceeds of the property sales, we interviewed three of the largest real estate brokerage firms in the United States. We selected CBRE, a firm considered by the industry to be a global leader in commercial real estate services, to market the properties utilizing an auction format. The properties were offered to over 90 potential buyers, and we continued negotiations with those with the best offers, based on price, terms and comparative strength of the buyers. This process has provided us with what we believe to be the highest return possible in the current market for commercial real estate in this section of the Inland Empire.

We anticipate making another distribution to Limited Partners after the four remaining buildings are sold and have closed escrow. After these two distributions are made, the Rancon IV partnership will be dissolved, and we anticipate that a liquidating trust will be formed. Investors who are limited partners at the time the trust is formed will then own interests in this trust. The liquidating trust will deal with the remaining business of the investment, filing final tax returns and other paperwork necessary to close down the operations and make a final distribution to investors. Transferring Rancon IV to a liquidating trust will result in a cost savings, as the liquidating trust will not incur the significant expense of filing periodic reports with the SEC. We anticipate that this may be accomplished during the first half of 2016; however, this timing is contingent on a number of factors, including but not limited to the sale of the remaining buildings currently owned by Rancon IV.

INFORMATION FOR LIMITED PARTNERS

Changing Your Address – We often get telephone calls from Limited Partners asking us to change their address in our records. We do want to keep our database current, however for your protection, we do require address changes to be submitted in writing. It is easy to notify us of the change – you can:

•	complete the Investor Information section at the bottom of your Check or your Payment Advice, sign it and mail it to us,
•	go to our website at www.myinvestment.com, click on the Address Change tab and complete the form,
•	send an email to rancon@myinvestment.com, or
•	fax your request to us at 925.371.0167.

Changing Your Account Executive – If you have a new Account Executive, or if you have discontinued your relationship with the Account Executive printed at the bottom of your Check stub or on your Payment Advice, you can complete the form under the Account Executive Information section, return that to us and we’ll make that change for you. Either provide the contact information for your new Account Executive, or indicate “No Account Executive” if that is your preference.

261 Boeing Court

Livermore, California 94551

925.241.7143 Fax 925.371.0167

Toll-free 888.909.7774

The Account Executive listed should be a person that you can contact if you have questions about this investment. We send copies of these letters to all the Account Executives that are associated with investors in Rancon Realty Fund IV if we have their email information. If you change your Account Executive and don’t notify us, we won’t be able to discuss anything about your investment with the new person until you inform us of the change.

Your distributions are NOT sent to your Account Executive, nor do Account Executives receive copies of your Checks or Payment Advices.

Changing Your Custodian – If your Rancon IV investment is held in an IRA or other qualified plan, all correspondence you receive from Rancon will show the name of the Custodian firm in the address area, above your name. That is also where your distribution is sent, to the main distribution processing office of the Custodian, not to the local branch. You can see where your distribution is sent by looking in the upper right hand corner of your Payment Advice.

Occasionally, when accounts are transferred to a new Custodian – for instance, from one brokerage firm to another – partnership units do not get transferred correctly. Brokerage firms often transfer accounts through a regulated, computerized system called ACATS (Automated Customer Account Transfer Service). According to financial industry regulations, Rancon IV partnership units cannot be transferred through ACATS and must be manually transferred on paper.

Review the address line of your Payment Advice; if the Custodian is incorrect, contact your new Custodian and ask if the paperwork was submitted to us. We are required by law to send distributions to the Custodian listed in our records, and if we do not have the correct information, the payment into your retirement account may be delayed.

If you have questions or need additional information, please don’t hesitate to contact Investor Services, toll free at 888.909.7774. We are here to help you – if you have questions about changing your address or transferring your IRA to a new custodian, contact us either by phone or by visiting our website at www.myinvestment.com.

Sincerely,

Dan Stephenson	Jeff Henrich
General Partner	Preferred Partnership Services, Inc.

Note: Certain statements contained in this letter may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, in particular, statements about future events and are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual events to differ materially from those anticipated. Investors are referred to the risk factors disclosed under the caption “Risk Factors” in our Proxy Consent Solicitation Statement dated April 21, 2014. Forward-looking statements are not intended to be a guaranty of future events. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “possible,” “will,” “can,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter. Neither the Fund nor the General Partners make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. Actual events could differ materially from any forward-looking statements contained in this letter. This letter is neither an offer of nor a solicitation to purchase securities.